Exhibit T

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MPI

Public limited company with capital of €11,533,653.40

Registered office: 51, rue d’Anjou – 75008 Paris, France

Paris Trade and Companies Register 517 518 247

(the “Company”)

2014 COMPANY FINANCIAL

STATEMENTS

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This document is a free English translation of MPI financial statements at 31 December 2014. This translation has been prepared solely for the information and convenience of the shareholders of MPI and other readers. No assurances are given as to the accuracy or completeness of this translation and MPI assumes no responsibility with respect to this translation or any misstatement or omission that may be contained therein. In the event of any ambiguity or discrepancy between this translation and the original French version of this document, the French version shall prevail.

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1.	COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2014

ASSETS

In euros	Note	31.12.2014	31.12.2013
Concessions, patents, permits
Other intangible assets
INTANGIBLE ASSETS	3.1	—	—
Technical facilities
Other property, plant and equipment
Assets under construction
PROPERTY, PLANT AND EQUIPMENT	3.1	—	—
Equity investments		41,692,477	27,484,919
Other financial assets
FINANCIAL ASSETS	3.2	41,692,477	27,484,919
FIXED ASSETS		41,692,477	27,484,919
Inventories
Trade receivables and related accounts	3.4	50,000	182,300
Other receivables	3.3/4	50,668,904	73,207,275
Treasury shares and other equity securities	3.5/6	10,484,620	9,882,585
Cash instruments	3.5
Liquid assets	3.5	251,003,339	225,586,865
CURRENT ASSETS		312,206,863	308,859,024
Prepaid expenses		22,233	22,212
Expenses to be allocated
Currency translation assets	3.10	1,967,851	3,568,984
ASSETS		355,889,423	339,935,139

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LIABILITIES

In euros	Note	31.12.2014	31.12.2013
Capital		11,533,653	11,533,653
Additional paid-in capital		226,899,881	226,899,881
Legal reserve		1,153,365	913,686
Other reserves
Retained earnings		62,592,771	8,411,275
Profit (loss) for the period		32,476,020	81,122,249
SHAREHOLDERS’ EQUITY	3.6	334,655,691	328,880,744
PROVISIONS FOR RISKS AND CONTINGENCIES	3.7	2,073,436	3,599,731
Convertible bond borrowing
Bank borrowings and debt	3.8/9		69,811
Sundry borrowings and financial debt
Trade payables and related accounts	3.9	936,965	2,182,732
Tax and social security liabilities	3.9	11,411,111	777,634
Debts on assets and related accounts		1,611,918	2,900,442
Other debts	3.9	665,763	1,324,475
Cash instruments	3.7
DEBTS		14,625,758	7,255,093
Currency translation liabilities	3.10	4,534,539	199,571
LIABILITIES		355,889,423	339,935,139

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INCOME STATEMENT

In euros	Note	31.12.2014	31.12.2013
Sales	3.11	6,000	42,300
Stored production
Reversals on provisions, transfers of expenses
Other income		1,074	301
OPERATING INCOME		7,074	42,601
Purchase costs and external expenses		(2,287,671)	(8,156,025)
Duties, taxes and similar payments		(294,741)	(195,940)
Salaries and social security contributions		(943,106)	(402,364)
Amortisation allowances and provisions	3.7	(74,838)	(12,215)
Other expenses		(359,523)	(227,112)
OPERATING EXPENSES		(3,959,879)	(8,993,656)
OPERATING INCOME		(3,952,805)	(8,951,055)
Financial expenses and income		2,064,660	2,711,787
Dividends		14,754,462	—
Allowances and reversals of provisions		1,458,340	(2,775,646)
Foreign exchange differences		30,107,961	(8,519,733)
Other		1,122,955	591,529
Net non-recurring financial charges
FINANCIAL INCOME	3.12	49,508,378	(7,992,063)
EBIT		45,555,573	(16,943,118)
Non-recurring income		664,912	111,011,083
Non-recurring expenses		(465,993)	(11,287,391)
NON-RECURRING INCOME	3.13	198,919	99,723,692
Corporation tax	3.14	(13,278,472)	(1,658,325)
NET INCOME		32,476,020	81,122,249

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NOTES TO THE COMPANY FINANCIAL STATEMENTS

1.	Significant events during the fiscal year

1.1	Listing of Seplat

Seplat Petroleum, in which MPI had held a 30.1% interest, commenced trading on the London Stock Exchange (LSE) and the Nigerian Stock Exchange (NSE) on 14 April 2014.

A total of 153.6 million Seplat shares, representing 27.70% of the Company’s capital (post-transaction) were admitted to trading at an IPO price of 210 pence per share (NGN 576 per share on the NSE). The IPO generated net proceeds of US$497 million, giving the company the means to finance new acquisitions of oil assets in the Niger Delta.

Since MPI did not participate in this transaction, its holding in Seplat was reduced from 30.1% to 21.76%. The balance sheet value of this holding remains unchanged at €21.3 million.

1.2	Seplat dividends

In 2014, Seplat paid MPI a dividend of US$12 million (i.e. €8.8 million) through the appropriation of 2013 income. Additionally, in November 2014 the company decided to pay its shareholders an interim dividend of US$0.06 per share. As a result, MPI recorded a dividend receivable of US$7.2 million (i.e. €5.9 million) for fiscal 2014, which was received early in 2015.

1.3	Saint-Aubin Energie capital increase

On 19 June 2014, the partners in Saint-Aubin Energie decided to carry out a capital increase of €20 million offset against due and payable receivables. MPI participated in this transaction in the amount of its holding, 66.7%, bringing the balance sheet value of this holding to €14,232 thousand (compared with €26 thousand at the end of 2013).

2.	Accounting rules and methods

The annual financial statements have been prepared in accordance with the generally accepted accounting principles in France and in particular with the provisions of the General Chart of Accounts stemming from ANC (French accounting standards authority) Regulation No. 2014-03.

Accounting	conventions have been adopted on a prudent basis and in accordance with the following basic assumptions:

business continuity,

consistency of accounting methods,

independence of fiscal years,

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and in accordance with the general rules on the preparation and presentation of annual financial statements.

The historical cost method was adopted as the basic method of accounting.

The principal methods used are as follows:

2.1	Intangible assets

Not applicable

2.2	Property, plant and equipment

Not applicable

2.3	Equity interests and investment securities

Equity investments are shown on the balance sheet at their acquisition cost.

A provision is created when the net asset value is less than the acquisition cost. The net asset value is calculated according to shareholders’ equity and the earnings outlook for the companies concerned.

When the earnings outlook is uncertain, the receivables on subsidiaries and equity interests are written down by the amount of their shareholders’ equity. When losses exceed receivables, a provision for risks is recorded for the corresponding amount.

Other investment securities are measured at their acquisition value or market value, whichever is lower. This mainly relates to specifically allocated Company treasury shares.

2.4	Inventories

Not applicable

2.5	Receivables

Receivables are recorded at their nominal value. A provision for impairment is established if there is a risk of non-recovery.

2.6	Marketable securities

Marketable securities are measured at their acquisition value or market value, whichever is lower.

2.7	Expenses to be allocated

Not applicable

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2.8	Foreign currency transactions

Income and expenses in foreign currencies are recorded at their equivalent value in euros as at the transaction date.

Debts, financing and receivables in foreign currency appear on the balance sheet at their equivalent value in euros at the closing price. Any difference arising from the translation of foreign-currency debts and receivables at this closing rate are recognised on the balance sheet under “Currency translation adjustments”. A provision for risks is established on any unrealised losses that are not offset.

Liquid assets in foreign currency are converted at the closing price and the exchange gains/losses are posted to the income statement.

2.9	Provisions for risks and contingencies

Provisions for risks and contingencies are established to cover various eventualities, notably risks on subsidiaries, disputes and risks of loss on foreign exchange transactions.

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3.	Additional information on the balance sheet and income statement

3.1	Assets

3.1.1.	Intangible assets (in euros)

None

3.1.2.	Property, plant and equipment (in euros)

None

3.2	Financial assets

Change in financial assets

In thousands of euros	31.12.2013	Increase	Decrease	31.12.2014
Equity investments	27,485	14,208		41,693
To be deducted: provisions	—			—
To be deducted: Uncalled share capital
Net value	27,485	14,208		41,693
Other financial assets
To be deducted: provisions
Net value	—			—
Total gross value	27,485	14,208		41,693
To be deducted
Net value	27,485	14,208		41,693

Equity investments

As MPI did not participate in the Seplat capital increase at the time of its IPO in April 2014 (see paragraph 1 above, “Significant events”), its holding in the subsidiary was reduced from 30.1% at the end of 2013 to 21.76%.

The book value of this holding remains unchanged at €21,317 thousand.

The Company also holds all of the securities that comprise MPNATI, a Swiss company (valued at €83,451, the equivalent of 100,000 Swiss francs) formed in Geneva on 22 June 2012.

MPI also holds 66% of the shares of Saint-Aubin Energie for a value of €14,232 thousand (see paragraph 1 above, “Significant events”).

Lastly, the Company has invested in the Nigerian drilling company Cardinal by purchasing 40% of its share capital for the sum of €6,059,688 (i.e. US$8 million). 25% of the capital was still to be paid up at the end of 2014.

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Other financial assets

None

3.3	Other receivables

In thousands of euros	31.12.2014	31.12.2013
Advances to Group subsidiaries	44,713	73,201
Dividends receivable	5,950
Expenses to be re-invoiced
Down payments to suppliers and debit notes to subsidiaries		2
Sundry receivables	6	4
Total (gross)	50,669	73,207
Impairment
Total (net)	50,669	73,207

The change in this item is set out below (in thousands of euros):

	Balance at end of 2013	73.2
•	Advances to Saint-Aubin	20.4	(a)
•	Capitalisation of the Saint-Aubin current account	-14.2	(b)
•	Repayment by Seplat of the shareholder loan:	-35.0	(c)
•	Dividends receivable from Seplat:	6.0	(d)
•	Other	0.3
	Balance at end of 2014	50.7

(a)	The balance of advances granted to Saint-Aubin Energie to enable it to finance the investments of its various subsidiaries, primarily in Myanmar and Canada, stood at €43.1 million at the end of 2014.
(b)	This point is covered in Note 1 above, “Significant events during the fiscal year”.
(c)	In 2010, the Company granted Seplat a loan of US$153 million at an interest rate of 7.125%. At the end of 2013, the balance of this loan was US$48 million (i.e. €35 million). It was repaid in full in May.
(d)	In November 2014, Seplat decided to pay its shareholders a dividend of US$0.06 per share. MPI recorded a dividend receivable of €6 million in this regard, which was received in March 2015.

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3.4	Statement of maturities on receivables

Net receivables (in thousands of euros)	Total amount	≤ 1 year	> 1 year	> 5 years
Fixed asset receivables
Loans	0	0	0	0
Deposits and guarantees	0	0	0	0
Current asset receivables
Trade receivables and related accounts	50	50	0	0
Other receivables	50,669	50,669	0	0
Total	50,719	50,719	0	0

3.5	Treasury shares, liquid assets and cash instruments

	Thousands of euros	Thousands of US dollars
Treasury shares	10,627
SICAVs and mutual funds (a)	—	—
Equity securities	10,627
Short-term interest-bearing deposits
Bank current accounts and other	251,003	279,687
Bank current accounts in credit		—
Liquid assets (b)	251,003	279,687
SICAVs and liquid assets (a+b)	261,630	279,687

As at 31 December 2014, the Company held 4,590,987 treasury shares with a gross value of €10,627 thousand.

Cash (equity securities, liquid assets and treasury shares) was up by €20.3 million on the previous year, due primarily to the following factors:

•	Seplat current account repayment	€34.7 million
•	Dividends received from Seplat	€8.8 million
•	Saint-Aubin Energie capital increase	-€14.2 million
•	Saint-Aubin Energie current account	-€3.0 million
•	Dividends paid	-€26.7 million
•	Treasury share repurchase	-€0.6 million
•	Cardinal capital paid up	-€1.5 million
•	Foreign exchange effect on cash in USD	€26.5 million
•	Other	-€3.7 million
•	Change in cash	€20.3 million

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3.6	Shareholders’ equity

In thousands of euros	2013	Appropriation of net income	Income for the year	Dividends	Capital increase	2014
Capital	11,534					11,534
Premiums	226,900					226,900
Legal reserve	914	240				1,154
Other reserves
Retained earnings	8,411	54,181				62,592
Income	81,122	(54,421)	32,476	(26,701)		32,476
Total	328,881	—	32,476	(26,701)		334,656

As at 31 December 2014, the share capital was comprised of 115,336,534 shares with a nominal value of €0.10, corresponding to total capital of €11,533,653.40.

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The table below shows the change in the Company’s capital since its incorporation:

Date	Type of transaction	Capital before transaction	Issue premium	Shares issued	Nominal value	Total number of shares	Capital after transaction, in euros
13/10/2009	Incorporation	N/A	N/A	37,000	€1	37,000	€37,000
15/11/2010	Capital increase by incorporation of receivable subscribed in full by Maurel & Prom	€37,000	N/A	N/A	€1.10	37,000	€40,700
15/11/2010	Capital increase by incorporation of receivable subscribed in full by Maurel & Prom	40,700	N/A	121,266,213	€1.10	121,303,213	€133,433,534.30
02/12/2011	Capital reduction by reducing the total number of shares	€133,433,534.30	€26,418,272.10	N/A	€1.10	97,286,602	€107,015,262.20
02/12/2011	Capital reduction by reducing the nominal value of shares.	€107,015,262.20	€97,286,602	N/A	€0.10	97,286,602	€9,728,660.20
02/12/2011	Capital increase maintaining preferential subscription rights.	€9,728,660.20	€103,289,167.10	17,108,329	€0.10	114,394,931	€11,439,493.10
14/12/2011	Capital increase by incorporation of sums from issue premiums	€11,439,493.10	€94,160.30	941,603	€0.10	115,336,534	€11,533,653.40

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Share repurchase plan

The Board of Directors is authorised to purchase up to 10% of the Company’s existing share capital, under the following terms: maximum purchase price per share of €10 and maximum funds that the company may devote to this repurchase plan of €120 million.

The General Shareholders’ Meeting of 19 June 2014 cancelled and replaced the authorisation granted previously by the General Shareholders’ Meeting of 20 June 2013 with a new authorisation for the same purpose. This new authorisation has an 18-month term and allows the board to purchase up to 10% of the Company’s existing share capital, under the following terms: maximum purchase price per share of €6 and maximum funds that the Company may devote to this repurchase plan of €69,201,921.

In 2014, 48,246 shares were purchased under this repurchase plan, and 3,143,997 shares were bought and 3,011,331 shares were sold under the liquidity contract.

As at 31 December 2014, the Company held 4,590,987 treasury shares (4% of share capital for a gross value of €10,627.4 thousand at the end of 2014), including 740,672 shares under the liquidity contract.

Summary of capital transactions

As at 31 December 2014, as shown in the capital movements table below, there were 115,336,534 Company shares and share capital amounted to €11,533,653.40.

	Number of shares	Treasury shares
At 31/12/13	115,336,534	4,410,075
- Share capital transactions (increases and decreases)
- Purchases of treasury shares		180,912
At 31/12/14	115,336,534	4,590,987

Distribution

The Combined Ordinary and Extraordinary General Shareholders’ Meeting of 19 June 2014 resolved to distribute a dividend of €0.24 per share, making a total amount of €26,701,073.

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3.7	Provisions for risks and contingencies

Provisions for risks and contingencies changed as follows:

In thousands of euros	2013	Provision for the year	Reversal for the fiscal year (provision used)	Reversal for the fiscal year (provision unused)	2014
Foreign exchange risk	3,569	1,968		(3,569)	1,968
Litigation
Other	31	75			106
Total provisions	3,600	2,043	0	(3,569)	2,074
Operating income		75	0
Financial income		1,968	0	(3,569)
Non-recurring income		0	0

The revaluation at the closing rate of debts and receivables in foreign currencies led to a provision being established for foreign exchange loss in the amount of €1,968 thousand.

3.8	Bank borrowings

In thousands of euros	2014	2013
Accrued interest	0	0
Creditor banks		70
Total		70

3.9	Statement of debt maturities

In thousands of euros	Gross amount	≤ 1 year	> 1 year	> 5 years
Bank borrowings
Sundry borrowings and financial debt
Trade payables and related accounts	937	937
Tax and social security liabilities	11,411	11,411
Debts on assets and related accounts	1,612	1,612
Other debts	666	666
Total	14,626	14,626

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3.10	Currency translation adjustments

Exchange gains/losses, for both assets and liabilities, correspond to the revaluation at the closing price of debts and receivables in foreign currencies (mainly on current accounts and loans with subsidiaries).

The unrealised exchange loss, which stands at €1.9 million (2013: €3.6 million), is fully provisioned.

3.11	Sales

In thousands of euros	2014	2013
Services	6	42
Total	6	42

Sales correspond exclusively to services and studies provided to the subsidiary Seplat under the service agreement concluded by the two companies.

3.12	Financial income

Financial income for 2014 is presented in the table below:

In thousands of euros	2014	2013
Interest on subsidiaries’ current accounts	2,040	2,712	(1)
Net cash income (expense)	1,148	592
Financial expenses and income	3,188	3,304
Dividends	14,754	—
Foreign exchange differences	30,108	(8,520	)(2)
Provision for foreign exchange loss	1,458	(2,776	)(2)
Total	49,508	(7,992)

(1)	This item breaks down as follows (in thousands of euros):

	2014	2013
Interest on current accounts with Seplat (a)	724	2,210
Interest on current accounts with Saint-Aubin Energie	1,316	502

Total	2,040	2,712

(a)	Interest is paid on advances to Seplat at a rate of 7.125%. The sharp decrease in 2014 compared with the previous year is due to the repayment of the advances in May.
(2)	Foreign exchange differences result from the significant fluctuations in the US dollar in late 2014 and the size of the currency positions at the end of the period because of the current account advances paid to Saint-Aubin Energie (US$52 million) and cash in US dollars (US$279 million).

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3.13	Non-recurring income

Non-recurring income primarily represents the premiums/losses on the transactions resulting from the management of treasury shares. The balance of all of the transactions for the fiscal year corresponds to a net income of €0.2 million.

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3.14	Corporation tax

Breakdown of the overall amount of tax

In thousands of euros	Income before tax	Tax	Net income
Current	45,556	13,272	32,284
Non-recurring	198	6	192
Total	45,754	13,278	32,476

Unrealised tax position

In thousands of euros	Base	Tax
Unrealised income on treasury shares	3,564	-1,188
Net foreign exchange position	2,567	-856
Provisions for foreign exchange risk	1,968	-656
Total	8,099	-2,700

3.15	Risk factors

Foreign exchange risks

The company, whose principal transactions, including the advances that it grants to its subsidiaries, are performed in US dollars and which holds almost all of its cash in this currency, is exposed to EUR/USD exchange risk.

Fluctuations in the EUR/USD exchange rate affect the Company’s net income when liquid assets and receivables held in that currency are revalued in euros at the balance sheet date.

The Company has not implemented any specific hedges in respect of this risk.

Interest rate and liquidity risks

Liquid assets, valued at €251 million on the reporting date, are all held in current accounts. The risk incurred if interest rates fluctuate is an opportunity loss if rates fall and an opportunity gain if rates rise.

Equity risk

As at 31 December 2014, the Company held 4,590,987 treasury shares for a book value of €10,627.4 thousand. A provision of €143 thousand has been made to cover the latent risk on the securities held under the Liquidity contract.

The Company does not consider itself to be exposed to equity risk and therefore does not use any specific hedging instruments.

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Counterparty risk

The Company has no significant receivables other than those from Saint-Aubin Energie which funds projects undertaken as part of the existing partnership with Maurel & Prom. As a result, it has greater exposure to the risks inherent in exploration and production than to counterparty risk in particular.

3.16	Off-balance-sheet commitments

To the best of the Company’s knowledge, there are no exceptional events, disputes, risks or off-balance-sheet commitments that could adversely affect the MPI Group’s financial position, assets, income or activities.

Commitments given

Seplat’s securities have been pledged to the lending institutions (Afrexim, UBA, First Bank, Skye Bank) as collateral for the syndicated line of credit set up by the Seplat subsidiary in 2012.

3.17	Litigation

None

3.18	Environment

Due to its activities, which are currently oil and gas, the MPI Group ensures that it complies with the regulatory constraints of the countries in which it is present and in particular carries out systematic impact assessment studies before engaging in any specific work.

As part of its exploration, production and development work, some environmental damage may be caused by the Company. This is covered by ad hoc insurance policies.

Due to the nature of its activity, the Group will bear the cost of restoring its operating sites and oil routing facilities. If appropriate, a provision is established for such site restoration costs in the financial statements.

3.19	Workforce

The Company employs seven executives (including corporate officers), compared with four in 2013.

On 2 November 2011, Etablissements Maurel & Prom and the Company entered into a transitional services agreement, under the terms of which Etablissements Maurel & Prom undertakes, for a period of 12 months from the date on which the Company’s shares were listed for trading on the NYSE Euronext regulated market in Paris, i.e. 15 December 2011, to provide the Company with temporary services to allow it to operate independently. This agreement may be renewed on an annual basis at the Company’s request. This contract was renewed for the first time in November 2012, and then again in November 2013 and November 2014.

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3.20	Compensation for Executive Management and members of the Board of Directors

In thousands of euros	2014	2013
Compensation for Executive Management (1)	341	100
Board of Directors (attendance fees) (2)	360	227
Total	701	327

(1)	The increase in this item is due to the change in governance and the appointment of a Deputy Chief Executive Officer. The number of corporate officers has thus increased from 2 to 3.
(2)	This is the amount allocated by resolution of the Combined Ordinary and Extraordinary General Shareholders’ Meeting of 19 June 2014;

3.21	Related party disclosures

In thousands of euros	2014	2013
Assets
Equity interests	41,692	27,485
Trade receivables	50	182
Other receivables	50,662	73,204
Liabilities
Financial debt
Trade payables	—	1,555
Other debts	1,916	2,900
Income statement
Financial income	2,040	2,712
Dividends	14,754	—
Sales	6	42
Financial expenses

3.22	Consolidation

The Company is the parent company of the MPI Group and as such, it prepares consolidated financial statements.

3.23	Post-balance sheet events

None.

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3.24	Cash Flow Statement

In euros	31/12/2014	31/12/2013
Cash flow linked to activity:
Company net income	32,476,020	81,122,249
Elimination of the expenses and income with no impact on cash or not related to activity:
- Amortisation, depreciation and provisions	2,185,482	3,581,198
- Reversals of amortisation, depreciation and provisions	(3,568,984)	(793,338)
- Gains from disposals, net of taxes	—	(98,812,925)
- Subsidy transferred to the income statement
Cash flow from consolidated companies	31,092,518	(14,902,816)
Change in working capital requirements relating to operating activities	2,603,265	6,269,584
Net cash flow generated by operating activities	33,695,783	(8,633,232)
Cash flow related to investment activities:
Acquisitions of assets
Asset disposals, net of taxes
Net increase in Group current accounts	28,796,383	36,712,665
Disposals of financial assets, net of tax		109,365,250
Acquisitions of financial assets	(15,496,081)	(3,183,913)
Net cash flow from investing activities	13,300,302	142,894,002
Cash flow related to financing activities:
Dividends paid	(26,701,073)	(8,948,767)
Change in current accounts
Capital increases or contributions
Proceeds from borrowings
Borrowing repayments
Net cash flow from financing activities	(26,701,073)	(8,948,767)

Change in cash	20,295,012	125,312,003

Cash at start of period (1)	235,399,639	112,663,711
Impact of exchange rate fluctuations (3)	5,936,100	(2,576,075)
Cash at end of period (2)	261,630,751	235,399,639
Change in cash = (2) – (1) – (3)	20,295,012	125,312,003

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3.25	Table of subsidiaries and equity interests

Amounts expressed in monetary units

Companies 2014	Currency			% held	Capital (in foreign currency)	Shareholders’ equity other than share capital (in foreign currency)	Gross carrying value of securities held (€)	Net carrying value of securities held (€)	Gross loans and advances granted (€)	Guarantees and sureties given	Dividends received	Sales for the previous fiscal year (in foreign currency)	Net income for the previous fiscal year (in foreign currency)	Notes
France
Saint-Aubin Energie	€	(thousands	)	66.6%	20,000	—	14,232	14,232	44,396			0	(2,942)
International
Seplat	US$	(thousands	)	21.76%	1,798	1,426,255	21,317	21,317	—		—	775,019	252,221
Cardinal	US$	(thousands	)	40%	671	16,256	6,060	6,060			—		(4,106)
MPNATI	CHF	(thousands	)	100%	100		83	83	314				1,971

2.	STATUTORY AUDITORS’ REPORT ON THE COMPANY FINANCIAL STATEMENTS FOR THE YEAR ENDED 31 DECEMBER 2014